Exhibit 3.1

                           Articles of Incorporation of CNL American
                                       Realty Fund, Inc.


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                                   ARTICLES OF INCORPORATION
                                              OF
                                CNL AMERICAN REALTY FUND, INC.

        FIRST: I, Steven C. Wydler, whose post office address is 2300 N Street, N.W., Washington, D.C. 20037, being at least eighteen years of age, do hereby form a corporation under the laws of the State of Maryland.

        SECOND:  The name of the corporation is:

                                CNL AMERICAN REALTY FUND, INC.

        THIRD: The purposes for which the corporation is formed are to conduct any business for which corporations may be organized under the laws of the State of Maryland including, but not limited to, the following: (i) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with real and personal property; (ii) to engage in the business of offering furniture, fixture, and equipment financing to operators of restaurants and other businesses; and (iii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing.

        FOURTH: The post office address of the principal office of the corporation in Maryland is 32 South Street, Baltimore, Maryland 21202. The name and address of the resident agent is The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

        FIFTH: The total number of shares of stock which the corporation shall have authority to issue is One Hundred Thousand (100,000) shares of common stock, all of one class, of the par value of One Cent ($.01) each and of the aggregate par value of One Thousand Dollars ($1,000).

        SIXTH: The number of directors of the corporation shall be two (2), which number may be increased or decreased pursuant to the Bylaws of the corporation and in accordance with the


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laws of the State of Maryland. The name of the initial directors who shall act until the first annual meeting or until their respective successors are duly chosen and qualified are: James M. Seneff, Jr. and Robert A. Bourne.

        SEVENTH: The corporation shall indemnify and hold harmless a director, officer, advisor or affiliate against any or all losses or liabilities reasonably incurred in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the corporation in such capacity, and shall pay or reimburse reasonable expenses incurred by a director, officer, advisor or affiliate in connection with any proceeding related to such act or omission, to the extent permitted under the laws of the State of Maryland.

        EIGHTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the corporation and of the directors and stockholders:

        The board of directors of the corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

        No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class or of securities convertible into shares of stock of any class, whether now or hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

        NINTH: Stockholders of the corporation shall not have preemptive rights to acquire additional shares of the corporation.

        TENTH:  The duration of the corporation shall be perpetual.

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        ELEVENTH: Notwithstanding any other provision of these Articles of
Incorporation or any contrary provision of law, the Maryland Business Combination Statute, found in Title 3, subtitle 6 of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to any "business combination" (as defined in Section 3-601(e) of the MGCL, as amended from time to time, or any successor statute thereto) of the corporation and any person.

        TWELFTH: Notwithstanding any other provision of these Articles of Incorporation or any contrary provision of law, the Maryland Control Share Acquisition Statute, found in Title 3, subtitle 7 of the MGCL, as amended from time to time, or any successor statute thereto, shall not apply to any acquisition of securities of the corporation by any person.

        IN WITNESS WHEREOF, the undersigned incorporator of CNL AMERICAN REALTY FUND, INC., who executed the foregoing Articles of Incorporation, hereby acknowledges the same to be his act and further acknowledges that, to the best of his knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

        Dated this 12th day of June, 1996.

                                                          Steven C. Wydler

                                                          Steven C. Wydler
                                                          Incorporator


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